Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Nutrition 21, Inc. of our reports dated September 25, 2007, with respect to the consolidated financial statements and financial statement schedule of Nutrition 21, Inc., and Nutrition 21, Inc’s management’s assessment of the effectiveness of internal control over the financial reporting and the effectiveness of internal control over financial reporting of Nutrition 21, Inc. included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J.H. Cohn LLP

Roseland, New Jersey
September 26, 2007